Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3/A No. 333-224729) and related Prospectus of tronc, Inc. for the registration of 1,913,438 shares of its common stock and to the incorporation by reference therein of our reports dated March 16, 2018, with respect to the consolidated financial statements of tronc, Inc. and the effectiveness of internal control over financial reporting of tronc, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2017, and our report dated November 20, 2017, with respect to the consolidated financial statements of Daily News, L.P., included in tronc, Inc.’s Current Report on Form 8-K/A dated November 20, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
August 1, 2018